Exhibit 99.1

UNAUDITED PRO FORMA COMBINED CONSOLIDATED FINANCIAL INFORMATION RELATING TO THE MERGER

The following unaudited pro forma condensed combined financial information and explanatory notes show the impact on the historical financial positions and results of operations of First Federal of Northern Michigan Bancorp, Inc. (“First Federal Bancorp”) and Alpena Banking Corporation (“Alpena”) and have been prepared to illustrate the effects of the merger of Alpena with and into First Federal Bancorp (the “Merger”). The Merger was accounted for as an acquisition by First Federal Bancorp of Alpena using the acquisition method of accounting; and accordingly, the assets and liabilities of Alpena were recorded at their respective fair values on August 8, 2014, the effective date of the Merger. The Merger was effected by the issuance of shares of First Federal Bancorp common stock to Alpena shareholders. Each share of Alpena’s common stock was converted into the right to receive 1.549 shares of First Federal Bancorp common stock, with cash in lieu of fractional shares.

The following unaudited pro forma combined consolidated statements of operations give effect to the Merger as if the Merger occurred on June 30, 2014 and combine the historical financial statements of First Federal Bancorp and Alpena. The unaudited pro forma financial statements were prepared with First Federal Bancorp treated as the “accounting acquirer” and Alpena as the “accounting acquiree,” consistent with accounting for the Merger as an acquisition under the acquisition method of accounting. The consideration transferred to complete the Merger has been allocated to Alpena’s assets and liabilities based upon their estimated fair values as of the date of completion of the Merger. The fair values represent our best estimate based on available information and facts and circumstances in existence on the effective date of the Merger. The fair values employed herein are subject to change for up to one year after the closing date of the transaction if information unknown relative to closing date fair values becomes available. The pro forma calculations shown below assume a closing price of $5.59, which represents the closing price of First Federal Bancorp’s common stock on August 8, 2014.

The unaudited pro forma combined consolidated financial information is presented for illustrative purposes only and is not necessarily indicative of the results of operations or financial condition had the Merger been completed on the dates described above, nor is it necessarily indicative of the results of operations in future periods or the future financial position of the combined entities.  The financial information should be read in conjunction with the accompanying Notes to the Unaudited Pro Forma Combined Consolidated Financial Information.  Certain reclassifications have been made to Alpena’s historical financial information in order to conform to First Federal Bancorp’s presentation of financial information.

First Federal Bancorp and Subsidiaries
Unaudited Pro Forma Combined Statements of Financial Condition
At June 30, 2014 (1)

	First Federal Bancorp Historical	Alpena Banking Corporation Historical	Pro Forma Adjustments	Pro Forma Combined
	(Dollars in thousands)
Assets
Cash and cash equivalents	$3,235	$419	$(219)	$3,435	(A)
Overnight deposits with Federal Home Loan Bank	2	8,279	—	8,281
Total cash and cash equivalents	3,237	8,698	(219)	11,716

Securities available for sale, at fair value	61,466	22,853	—	84,319
Securities held to maturity	2,215	―	—	2,215
Loans – net	135,069	33,937	668	169,674	(B)
	—	—	(2,041)	(2,041)	(C)
	—	—	352	352	(D)
Loans held for sale	380	163	—	543
Federal Home Loan Bank stock	3,266	157	—	3,423
Property and equipment	5,123	2,740	(1,061)	6,802	(E)
Foreclosed real estate	1,723	136	—	1,859
Accrued interest receivable	714	199	—	913
Intangible assets	―	―	1,392	1,392	(F)
Deferred tax asset	575	―	259	834	(G)
Originated mortgage servicing right – net	773	―	—	773
Bank-owned life insurance	4,668	―	—	4,668
Other assets	581	227	—	808
Total assets	$219,790	$69,110	$(650)	$288,250

Liabilities and Stockholders’ Equity
Liabilities
Non-interest bearing deposits	24,652	16,630	—	41282
Interest-bearing deposits	144,347	44,914	73	189,334	(H)
Advances from Federal Home Loan Bank	25,157	—	—	25,157
REPO sweep accounts	—	—	—	—
Accrued expenses and other liabilities	1,475	469	—	1,944
Total liabilities	195,631	62,013	73	257,717

Stockholders’ Equity
Common stock	32	5,337	(5,329)	40	(I)
Additional paid-in capital	23,854	—	4,704	28,558	(I)
Retained earnings	2,964	1,776	(1,776)	2,964	(I)
	—	—	1,881	1,881	(J)
	—	—	(219)	(219)	(A)
Treasury stock at cost	(2,964)	—	—	(2,964)
Accumulated other comprehensive (loss) income	273	(16)	16	273	(I)
Total stockholders’ equity	24,159	7,097	(723)	30,533
Total liabilities and stockholders’ equity	$219,790	$69,110	$(650)	$288,250

First Federal Bancorp and Subsidiaries
Unaudited Pro Forma Combined Statement of Income
For the Six Months Ended June 30, 2014 (1)
	First Federal Bancorp Historical	Alpena Banking Corporation Historical	Pro Forma Adjustments	Pro Forma Combined
	(Dollars in thousands)
Interest Income
Loans, including fees	$3,401	$1,096	$(117)	$4,380	(K)
Investments:
Securities available for sale	669	195	―	864
Other	―	14	―	14
Total interest income	4,070	1,305	(117)	5,258

Interest Expense
Deposits	378	62	(37)	403	(L)
Borrowings	130	—	―	130
Total interest expense	508	62	(37)	533
Net interest income before provision for loan losses	3,562	1,243	(80)	4,725
Provision for Loan Losses	16	—	—	16
Net interest income after provision for loan losses	3,546	1,243	(80)	4,709
Other Income
Service charges and other fees	369	93	—	462
Net gain (loss) on sale of real estate owned and other repossessed assets	(26)	(34)	―	(60)
Insurance and brokerage commissions	224	—	—	224
Other	114	100	—	214
Total other income	681	160	—	841

Operating Expenses
Compensation and employee benefits	2,219	632	—	2,851
FDIC insurance premiums	91	—	—	91
Amortization of intangible assets	40	—	253	293	(M)
Advertising	72	—	―	72
Occupancy and equipment	456	140	(53)	543	(N)
Data processing service bureau	146	—	―	146
Professional fees	294	—	―	294
Collection activity	29	—	―	29
Real estate owned & other repossessed assets	29	11	―	40
Other	535	470	—	1,005
Total operating expenses	3,911	1,253	200	5,364
Income (loss) before income tax expense	316	150	(280)	186
Income tax expense	—	46	—	63	(O)
Net income (loss)	$316	$104	$(280)	$123

Earnings per share
Basic	$0.11	$0.19		$0.06
Diluted	$0.11	$0.19		$0.06
Average shares outstanding
Basic	2,884,049	533,700		3,727,014
Diluted	2,884,049	533,700		3,727,014

NOTES TO THE UNAUDITED PRO FORMA COMBINED FINANCIAL INFORMATION

Note 1 – Basis of Presentation

The unaudited pro forma combined financial information has been prepared using the purchase method of accounting, giving effect to the Merger as if the transactions had occurred as of the beginning of the earliest period presented.  The Merger is a “reorganization” for federal income tax purposes, and First Federal Bancorp and Alpena shareholders generally will not recognize, for federal income tax purposes, any gain or loss on the Merger, or gain or loss on the receipt of shares of First Federal Bancorp common stock for their shares of Alpena.

The unaudited pro forma combined financial information is presented for illustrative purposes only and is not necessarily indicative of the results of operations or financial position had the Merger been consummated at June 30, 2014, nor is it necessarily indicative of the results of operations in future periods or the future financial position of the combined entities. The Merger, which was completed on August 8, 2014, provided for the issuance of 1.549 shares of First Federal Bancorp common stock in exchange for each share of Alpena common stock.

The Merger was accounted for as an acquisition by First Federal Bancorp using the purchase method of accounting.  Accordingly, the assets and liabilities of Alpena were recorded at their respective fair values.

Note 2 – Purchase Price Allocation

The pro forma adjustments include the purchase accounting entries to record the Merger.  The deficit of the purchase price in comparison to the fair value of the assets acquired, net of deferred taxes, is recorded as a bargain purchase gain in the income statement.  Estimated fair value adjustments included in the pro forma financial statements are based upon available information, and certain assumptions considered reasonable, and may be revised as additional information becomes available.  For purposes of this pro forma analysis, fair value adjustments are amortized or accreted using a combination of straight-line and sum-of-the-years-digits methodologies over the estimated average remaining lives.

When actual amortization or accretion is recorded for periods following the closing of the Merger, the level yield method will be used where appropriate.  Tax expense related to the net fair value adjustments is calculated at the statutory 34% tax rate.  The allocation of the purchase price is as follows:

Purchase Price Allocation
(in thousands, except share and per share amounts)

Pro Forma Purchase Price
Alpena outstanding common shares as of effective date of the Merger	544,200
Share conversion (1.549 conversion ratio)	1.549
Total pro forma shares	842,965
Price per share, based on First Federal Bancorp’s price of $5.59 at August 8, 2014	$ 5.59
Total pro forma purchase price	$ 4,712

Alpena Net Assets at Fair Value
Assets
Cash and cash equivalents	$ 8,698
Securities	23,010
Loans - net	33,079
Property and equipment	1,679
Foreclosed real estate	136
Intangible assets	1,392
Other assets	685
Total assets	$ 68,679
Liabilities
Deposits	$ 61,617
Other liabilities	469
Total liabilities	$62,086
Net assets		$ 6,593
Preliminary bargain purchase gain		$(1,881)

Note 3 – Pro Forma Adjustments

The following pro forma adjustments have been reflected in the unaudited pro forma condensed combined financial information.  All fair value adjustments were calculated using a 34% tax rate to arrive at deferred tax asset or liability adjustments.  All adjustments are based on current assumptions and valuations, which are subject to change.

Note A -
This adjustment includes $219 after-tax expenses expected to be paid by Bank of Alpena prior to the merger consummation.  First Federal of Northern Michigan expects to incur pre-tax merger related costs of approximately $340 prior to and after the merger is consummated, which is not reflected.

Note B -
Elimination of Bank of Alpena’s allowance for loan losses.  Purchased loans acquired in a business combination are recorded at fair value and the recorded allowance of the company acquired is not carried over.

Note C -
A fair value adjustment to total loans to reflect credit deterioration in Alpena’s loan portfolio in the amount of $2.0 million which represents a credit mark of 5.8% on Bank of Alpena’s outstanding loan portfolio.  Individual loan files were reviewed extensively by management to determine an overall credit mark on outstanding loans.  The management of Alpena Banking Corporation identified impaired loans of $2.3 million as of June 30, 2014.  The loan file review performed by First Federal Bancorp confirmed that the population of impaired loans was complete.  By definition, impaired loans of the target are classified as purchased credit impaired based on the guidance in ASC 310-30 and will be accounted for accordingly.  The unaudited pro forma financial information assumes that future losses would equal the credit mark so no adjustment has been made in future years.

Note D -
A fair value adjustment to total loans reflect differences in interest rates in the amount of $352,000, which was based primarily on an analysis of current market interest rates, credit spreads, loan types, maturity dates and potential prepayments.  The fair value adjustment will be amortized into loan interest income over the estimated lives of the affected loans using a level yield methodology.  Further assumes the fair value would be recognized over a three-year period.

Note E -
A fair value adjustment to Premises and Equipment reflects the fair market value of either acquired buildings or buildings owned by First Federal Bancorp which are expected to be consolidated and sold following consummation of the Merger.

Note F-
First Federal Bancorp’s estimate of the fair value of the core deposit intangible asset of $1,392 was estimated by using a discounted cash flow approach.  This approach calculates the present value of Bank of Alpena’s core deposit expense compared to the expense associated with an alternative funding source over an expected estimated life.  The core deposit intangible will be amortized into noninterest expense over a ten-year period using the sum-of-the-years digit methodology.

Note G -
Adjustment of $259,000 to reflect deferred tax assets associated with the adjustments to record the assets and liabilities of Alpena Banking Corporation at fair value based on First Federal Bancorp’s statutory tax rate of 34%.

Note H -
A fair value adjustment to time deposits to reflect differences in interest rates in the amount of $73,000, which was based primarily on an analysis of current market interest rates and maturity dates.  The fair value adjustment will be accreted into interest expense over the estimated lives of the affected time deposits using a level-yield methodology.  Further assumes the fair value will be recognized over a two-year period.

Note I -
Stockholders’ equity was adjusted by a net $2.385 million to reflect a $4.712 million credit for the equity component of merger consideration and a $7.097 million debit to eliminate historical equity of Alpena Banking Corporation pursuant to ASC 805, thereby representing a conversion of all Alpena Banking Corporation’s shares into First Federal Bancorp’s common shares on a 1.549 conversion ratio basis.

Note J -
Amount represents implied bargain purchase gain at the consummation of the Merger based on the difference in the fair value of equity received and the pro forma adjustments applied to the equity received by the stockholders of Alpena Banking Corporation.

Note K -
Interest income on loans has been adjusted to reflect the amortization of the interest rate related fair value adjustment described in Note D.  For the credit mark on the loan portfolio, further assumes that future losses would equal the credit mark, so no adjustment has been recognized in future periods.  For the interest rate-related fair value adjustment on the loan portfolio, further assumes the fair value adjustment would be recognized over a five-year period.

Note L -	Interest expense on deposits has been adjusted to reflect the amortization of the interest rate related fair value adjustment described in Note I.

Note M -	Amortization of intangible assets has been adjusted to reflect the amortization of the core deposit intangible asset described in Note G.

Note N -	Occupancy and equipment has been adjusted to reflect the decrease in depreciation expense on premises and equipment described in Note E.

Note O -	Income tax expense has been adjusted to reflect income statement related adjustments at an effective tax rate of 34%.